NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Dennard Rupp Gray & Easterly, LLC Ken Dennard, Managing Partner Jack Lascar, Partner (713) 529-6600 Anne Pearson, Sr. Vice President (210) 408-6321

Hyperdynamics to Raise $10.5 Million in Registered Direct Offering

HOUSTON, April 20, 2010 – Hyperdynamics Corporation (NYSE Amex: HDY) announced today that the Company has entered into a definitive agreement with institutional investors in a registered direct offering of its common stock with gross proceeds of approximately $10.5 million.  Hyperdynamics Corporation plans to use the net proceeds from the offering to fund a portion of their 3D seismic data acquisition and processing, certain short term debt and payables, working capital and general corporate purposes.  The shares and warrants are being offered by Hyperdynamics pursuant to a shelf registration statement on Form S-3 previously declared effective by the Securities and Exchange Commission.

In the offering, the Company will issue 8,076,925 shares of its common stock at a price per share of $1.30.  The investors will also receive common stock purchase warrants to purchase up to 2,826,923 shares of common stock with an exercise price of $1.58 per share.  Warrants to purchase 807,692 shares of common stock will have a one year term commencing 6 months from the closing date of the transaction and warrants to purchase 2,019,231 shares of common stock will have a five year term commencing 6 months from the closing date of the transaction.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for this transaction.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

About Hyperdynamics
Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements
This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR
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